EXHIBIT 10.3

TRI-PARTY AGREEMENT

by and among

Cheniere Marketing, LLC,

JPMorgan LNG CO.,

and

Sabine Pass LNG, L.P.

effective as of

April 1, 2010

TABLE OF CONTENTS

Page
	ARTICLE I DEFINITIONS	1
1.1	Definitions.	1
1.2	Construction.	4

	ARTICLE II RELATIONSHIP OF THE PARTIES	4
2.1	No Joint Venture, Affiliation or Partnership Created	4
2.2	Arm's-Length Status of Parties	5

	ARTICLE III CREATION OF NEW OR REVISED TERMINAL USE AGREEMENTS	5
3.1	Third Party TUAs	5
3.2	Term Purchase TUA	6
3.3	CMI TUA	6

	ARTICLE IV REPRESENTATIONS AND WARRANTIES	7
4.1	Representations of the Parties	7
4.2	Additional Representations of CMI	8

	ARTICLE V LIMITATION OF LIABILITY; TAXES; SET OFF	8
5.1	Limitation of Liability	8
5.2	Taxes	9
5.3	Set Off	9

	ARTICLE VI TERM; SEVERAL OBLIGATIONS	9
6.1	Term	9
6.2	Several Obligations	9

	ARTICLE VII GENERAL PROVISIONS	9
7.1	Entire Agreement; Amendment; Counterparts	9
7.2	Binding Effect	10
7.3	Assignment	10
7.4	Severability	10
7.5	No Waiver	10
7.6	Publicity	10
7.7	Confidentiality	10
7.8	Notices and Other Communications	11
7.9	Governing Law; Venue	12
7.1	JURY TRIAL WAIVER	12
7.11	Third Parties	12
7.12	Time of Essence	12
7.13	Multiple Counterparts	12
7.14	Headings	12

Exhibit A                                Form of CMI Surrender Agreement
Exhibit B                                Form of LNGCo CRA
Exhibit C                                Form of LNG Services Agreement

TRI-PARTY AGREEMENT

This Tri-Party Agreement (“Agreement”) dated as of March 26, 2010 and effective as of April 1, 2010 (the “Effective Date”), is by and among Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”), JPMorgan LNG Co., a Delaware company (“LNGCo”) and Sabine Pass LNG, L.P., a Delaware limited partnership (“Sabine”).  CMI, LNGCo and Sabine are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CMI is party to that certain Amended and Restated LNG Terminal Use Agreement by and between CMI and Sabine dated as of November 9, 2006, as amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “CMI TUA”) under which CMI is entitled to the right to utilize services at the regasification facilities and terminal (the (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana, U.S.A. and owned and operated by Sabine; and

WHEREAS, CMI desires to surrender certain of its rights to use capacity under the CMI TUA to permit LNGCo’s utilization of such capacity; and

WHEREAS, Sabine and LNGCo desire to enter into an agreement that will grant to LNGCo the rights to utilize the capacity surrendered by CMI under the CMI TUA; and

WHEREAS, in connection with the transactions contemplated hereby, LNGCo and CMI will enter into the Services Agreement (as hereinafter defined) under which, LNGCo will engage CMI to provide services in connection with LNGCo’s utilization of capacity under the LNGCo CRA (as hereinafter defined) and to provide certain marketing, scheduling, and other services in connection therewith (on the terms provided and as more fully specified in the Services Agreement, collectively the “Services”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and in the Services Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“Action” means, with respect to any Person, any outstanding action, order, writ, injunction, judgment, determination or decree or any claim, suit, litigation, proceeding, appeal, arbitration, mediation, tax audit or governmental investigation of any kind involving such Person or its business.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person.  For purposes of this definition, “control” of any Person that is an entity means ownership of a majority of the voting power of such Person.

“Applicable Law” means any federal, state or local laws (including common law and criminal law), codes, statutes, directives, ordinances, by-laws, regulations, rules, judgments, consent orders, settlements and agreements with Governmental Authorities, proclamations or delegated or subordinated legislation of any Governmental Authority that are applicable to this Agreement, the LNGCo CRA, the Services Agreement, a Term Purchase TUA, an LNGCo TUA, the transactions contemplated hereby or thereby, CMI, LNGCo, Sabine or the Services.

“Business Day” means any day ending at 5:00 p.m. Houston, Texas, Time on which banks are open for commercial business.

“Closing Agreement” means the Closing Agreement dated as of March 26, 2010, by and between CMI and LNGCo.

“CMI” means Cheniere Marketing, LLC, a Delaware limited liability company.

“CMI Surrender Agreement” means the Surrender of Capacity Rights Agreement by and between CMI and Sabine in the form attached hereto as Exhibit A.

“CMI TUA” has the meaning set forth in the first Whereas clause of this Agreement.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Disclosing Party” has the meaning set forth in Section 7.7.

“Effective Date” has the meaning set forth in the Preamble.

“Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“Guaranteed Minimum Capacity” shall mean, at any time during the Term, the greater of (A) the sum of 0.5 Bcf/d of send-out capacity at the Sabine Pass Terminal plus additional send-out capacity at the Sabine Pass Terminal sufficient to accommodate all remaining deliveries to be made to the Sabine Pass Terminal during the Term under (i) then already executed and effective Term Purchase Agreements and Term Purchase TUAs and (ii) all other executed and effective agreements entered into by CMI that are permitted under the Services Agreement for delivery of LNG to the Sabine Pass Terminal or (B) the remainder of 2.1 Bcf/d of send-out capacity at the Sabine Pass Terminal minus the amount of send-out capacity sufficient to accommodate all remaining deliveries to be made to the Sabine Pass Terminal under (i) then executed and effective Third Party TUAs, LNG Purchase Agreements and Term Purchase TUAs and (ii) all other executed and effective agreements entered into by CMI that are permitted under the Services Agreement for delivery of LNG to the Sabine Pass Terminal.

“LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

“LNG Purchase Agreement” has the meaning set forth in the Services Agreement.

“LNGCo” means JPMorgan LNG Co., a Delaware company.

“LNGCo Agreement” means the LNGCo CRA, and any LNGCo TUA, LNG Purchase Agreement or Term Purchase TUA.

“LNGCo CRA” means a Capacity Rights Agreement entered into between LNGCo and Sabine in the form attached hereto as Exhibit B.

“LNGCo TUA” means any terminal use agreement entered into between LNGCo and Sabine pursuant to the LNGCo CRA.

“Natural Gas” or “Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Non-Disclosing Party” has the meaning set forth in Section 7.7.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or Governmental Authority or other entity.

“OCA” means an Operations Coordination Agreement entered into among Sabine, CMI, LNGCo and (if applicable) one or more other Persons pursuant to this Agreement and in form and substance reasonably acceptable to all such parties.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Sabine” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Sabine Pass Terminal” has the meaning set forth in the first Whereas clause of this Agreement.

“Services” has the meaning set forth in the fourth Whereas clause of this Agreement.

“Services Agreement” means an LNG Services Agreement entered into between CMI and LNGCo in the form attached hereto as Exhibit C.

“Surrender Period” means the period of time equal to the longer of the term of the CMI Surrender Agreement and the LNGCo CRA.

“Term” has the meaning set forth in Article VI.

“Term Purchase Agreement” has the meaning set forth in the Services Agreement.

“Term Purchase TUA” means a terminal use agreement entered into between LNGCo and Sabine consistent with the terms of Section 3.2 and in form and substance reasonably acceptable to LNGCo and Sabine.

“Third Party TUAs” has the meaning set forth in Section 3.1.

“Transaction Documents” means this Agreement, the Closing Agreement, CMI Surrender Agreement, the LNGCo CRA, the Services Agreement, and such other documents as are reasonably necessary or desirable to consummate the Contemplated Transactions.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “modified” and “amended” and derivative or similar words shall mean amended, supplemented, waived or otherwise modified, (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (vi) the word “including” shall mean “including, without limitation,” whether or not so specified, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent modifications thereto or replacements thereof.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE II
RELATIONSHIP OF THE PARTIES

2.1 No Joint Venture, Affiliation or Partnership Created

.  Each of the Parties is an independent contractor.  None of the Parties is a representative, joint venturer, or partner of any of the other Parties, nor an agent of any of the other Parties.  Each of the Parties hereby agrees that this Agreement and any and all other agreements, actions and transactions contemplated hereby and thereby are not intended to create, and shall not be interpreted, construed or deemed to create in any respect, any association, joint venture, co ownership, co-authorship, or partnership, whether general, limited or otherwise, between as among any of the Parties, or to impose any partnership fiduciary or other duty, obligation or liability of any kind upon any of the Parties.  None of the Parties shall have any right, power or authority to control or manage the business of any other Party, to execute, authenticate or deliver any contract for or on behalf of or in the name of, or to incur any liability for, or to otherwise bind any other Party.  The Parties agree that they are not, and shall not be, and shall not hold each other out to be, co-employers.  No Party shall be entitled to or obligated to share in any profits or losses of any other Party, its business, or to contribute any money or property to any other Party or its business.

2.2 Arm’s-Length Status of Parties

.  Each of the Parties is contracting at arm’s-length and as independent Parties, each of which is agreed to be and shall be fully entitled to act solely in and for its own interest and without any duty or obligation to act in the interest of any of the other Parties; provided only that each Party assumes the contractual duties and obligations expressly set forth in this Agreement.

ARTICLE III
CREATION OF NEW OR REVISED TERMINAL USE AGREEMENTS

3.1 Third Party TUAs

.  CMI, LNGCo and Sabine hereby agree that there shall be no restriction created hereunder upon (a) Sabine’s right to enter into new terminal use agreements with third parties or (b)  CMI’s right to assign the CMI TUA, subject to LNGCo’s rights under Section 3.1 and prior exercise of its option under Section 3.3 of the LNGCo CRA (collectively, the “Third Party TUAs”); provided, however that (i) each Third Party TUA the capacity for which is provided from the CMI TUA must be executed in conjunction with an OCA in a form reasonably acceptable to such parties, and (ii) the aggregate Maximum Gas Redelivery Rate under all Third Party TUAs at any time during the Surrender Period shall not be greater than the amount equal to (x) two million one hundred thousand (2,100,000) MMBTU per day less (y) the Guaranteed Minimum Capacity, and (iii) the term of such Third Party TUA shall not be less than two (2) years unless CMI and LNGCo mutually agree otherwise.  Within ninety (90) days of Sabine giving CMI and LNGCo notice that it has entered into a Third Party TUA:

(a) If the capacity for such Third Party TUA is provided from the CMI TUA, CMI, LNGCo and the applicable third party or parties shall enter into an OCA with Sabine for a term equivalent to the Initial Term of the CMI TUA and any Extension Terms, if applicable, in a form reasonably acceptable to such parties; provided, however, that LNGCo shall only be party to such OCA during the term of the LNGCo CRA, any Term Purchase TUA or any LNGCo TUA; and

(b) As to any Third Party TUA entered into by Sabine, CMI and Sabine shall amend the CMI TUA in order to (i) reduce the Maximum LNG Reception Quantity by the amount of the maximum LNG reception quantity in the Third Party TUA, (ii) reduce the Maximum Gas Redelivery Rate by the amount of the maximum gas redelivery rate in the Third Party TUA, and

(c) (iii) if the capacity for such Third Party TUA is provided from the CMI TUA, make CMI’s right to store LNG at the Sabine Pass Terminal subject to the OCA.

3.2 Term Purchase TUA

.  If at any time and from time to time during the Term LNGCo enters into a Term Purchase Agreement that is originated by CMI under the terms of the Services Agreement, LNGCo shall have the option to enter into a new terminal use agreement with Sabine (“Term Purchase TUA”) upon the following terms and conditions:

(a) Upon LNGCo’s exercise of the option to enter into a Term Purchase TUA, LNGCo shall give written notice to Sabine specifying the Maximum LNG Reception Quantity, Maximum Gas Redelivery Rate and the term for such Term Purchase TUA;

(b) The Reservation Fee and Operating Fee for the Term Purchase TUA shall be calculated according to one of the following two options, as elected by LNGCo in writing to the other Parties: (i) an amount equal to the calculation set forth in Part One Article “C” of the CMI TUA, where for the purposes of the calculation of the Operating Fee the Commercial Start Date shall be deemed to be January 1, 2009; or (ii) a fixed amount that is equivalent to the Cargo Fee (as defined in the Services Agreement), evaluated on a forward basis expressed as a fixed cost in $/MMBTU, and calculated on a prospective basis at the date of execution of the Term Purchase TUA based on commercially reasonable estimates of forward curves and costs applicable to the purchase of cargoes under the Term Purchase Agreement; provided, that, in the event LNGCo selects the price option set forth in subclause (ii), (A) the Operating Fee shall be equal an amount equal to the calculation set forth in Part One Article “C” of the CMI TUA, where for purposes of the calculation of the Operating Fee the Commercial Start Date shall be deemed to be January 1, 2009 and (B) the remainder of such fixed amount shall be the Reservation Fee.  LNGCo’s obligation to pay the reservation fee and operating fee under the Term Purchase TUA shall be guaranteed by an entity carrying not less than a “AA” credit rating;

(c) If not already executed by such Parties, LNGCo and CMI will enter into an OCA in a form reasonably acceptable to such parties for the term of the Term Purchase TUA; and

(d) CMI and Sabine shall enter into an amendment of the CMI TUA to (i) reduce the Maximum LNG Reception Quantity and the Maximum Gas Redelivery Rate for the term of the Term Purchase TUA, such reduction to be equal to the Maximum LNG Reception Quantity and Maximum Gas Redelivery Rate set out in the Term Purchase TUA, and (ii) in the event that LNGCo selects the price option set forth in Section 3.2(b)(ii), increase the Reservation Fee by an amount such that the sum of the revised reservation fee and the reservation fee under the Term Purchase TUA is equal to the Reservation Fee existing prior to the amendment; provided, however, that the Maximum Gas Redelivery Rate available to CMI under the CMI TUA will not be reduced (and the Term Purchase TUA may not be entered into if the result would be to reduce the Maximum Gas Redelivery Rate) below the Guaranteed Minimum Capacity.

3.3 CMI TUA

.  Subject to the express rights to enter into Third Party TUAs and the right to amend the CMI TUA as permitted by Section 3.1 of this Agreement in connection therewith, Sabine Pass and CMI agree not to amend or modify the CMI TUA or any of the documents executed in connection therewith in any way which would materially affect LNGCo's rights under any LNGCo Agreement or which would prohibit or adversely impact the Parties' ability to perform the Contemplated Transactions.  LNGCo is an intended third party beneficiary of the CMI Surrender Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 Representations of the Parties

.  On the Effective Date each Party represents and warrants to the other Parties that:

(a) the representing Party is duly organized, validly existing and in good standing as a corporation or other entity under the laws of the state of its organization;

(b) neither the execution and delivery by the representing Party of this Agreement or the other Transaction Documents, nor the consummation by such Party of any of the transactions under this Agreement or the other Transaction Documents requires the consent or approval or the giving of notice to, the registration with, the recording or filing of any document with or the taking of any other action in respect of, any Governmental Authority or any other Person;

(c) the representing Party has the requisite organizational power and authority to, and has taken all organizational action necessary to, execute and deliver this Agreement or the other Transaction Documents to which such Party is intended to be a party, to consummate the Contemplated Transactions and to perform its obligations contained herein and thereunder, as applicable and no other organizational proceedings on the part of such Party are necessary to authorize this Agreement or the other Transaction Documents and the consummation of the Contemplated Transactions;

(d) this Agreement and each other Transaction Document to which such Party is a party has been duly executed and delivered by the representing Party.  This Agreement and each other Transaction Document to which such Party is a party is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity;

(e) none of the execution, delivery and performance of this Agreement or the other Transactional Documents to which such Party is a party, the consummation of the Contemplated Transactions or compliance with any of the provisions hereof will result in (i) a violation of or a conflict with any provision of the organizational documents of the representing Party, (ii) a violation of, a conflict with, a breach of, or a default under (with or without notice or passage of time), the termination or acceleration of the performance required by, or the creation of any right of any party to accelerate, modify, terminate or cancel, any material term or provision of any material contract to which such Party is a party or by which any of its Assets are bound, (iii) a violation or breach in any material respect of any Applicable Law applicable to the representing

(f) Party, or (iv) the representing Party being required to obtain any material consent, waiver, agreement, Permit or approval or material authorization of, or material declaration, filing, notice or registration to or with, or material assignment by, any third party other than a Governmental Authority;

(g) such Party has all material Permits necessary for (i) the conduct of its business as now being conducted and as proposed to be conducted as contemplated in this Agreement and the other Transaction Documents to which it is a party and (ii) the performance of its obligations under this Agreement and the other Transaction Documents to which it is a party, and owns or possesses such Permits free and clear of any material encumbrances.  All such Permits are valid and in full force and effect in all material respects;

(h) there is no Action or investigation pending or, to such Party’s knowledge, threatened against such Party, either in any one instance or in the aggregate, (i) which would be likely to impair materially the ability of such Party to perform under the terms of this Agreement or any other Transaction Document to which such Party is or would be a party or (ii) which would materially draw into question the validity of this Agreement or any other Transaction Document to which such Party is or would be a party;

(i) such Party is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect its performance hereunder or other Transaction Document to which such Party is or would be a party; and

(j) such Party has insurance policies, binders or other forms of insurance that provide, and during their term have provided, coverage to the extent and in the manner (a) adequate for such Party and its businesses and operations and the risks insured against in connection therewith and (b) as may be or may have been required by material Applicable Law and by any material contracts to which such Party is or has been a party, except, in either case, as would not have a material adverse effect on such Party.

4.2 Additional Representations of CMI

.  On the Effective Date CMI represents and warrants to LNGCo that:

(a) CMI has provided to LNGCo a true, correct and complete copy of the CMI TUA, including any amendments or modifications thereto; and

(b) CMI has no non-Affiliate debt obligations or other accounts payable in excess of $1 million individually or in the aggregate.

ARTICLE V
LIMITATION OF LIABILITY; TAXES; SET OFF

5.1 Limitation of Liability

.  NONE OF THE PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR OF DATA,

INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHETHER UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH SUCH PARTY’S OR ANY OF ITS AFFILIATES’ PERFORMANCE OR NONPERFORMANCE HEREUNDER.

5.2 Taxes

.  Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any liability for, and no Party shall be obligated to pay for, (i) any property taxes or any sales or use taxes or other excise taxes of any kind or type applicable to the property of any other Party or any of its Affiliates, (ii) any income, capital gains or similar taxes applicable to any other Party, or (iii) any franchise taxes, business occupation taxes, gross receipts taxes, goods and services taxes or any other business privilege taxes of any kind or type applicable to any other Party or any of its Affiliates for the privilege of doing business in the jurisdiction of the Governmental Authority imposing the tax.

5.3 Set Off

.  The full amount of any payments made by LNGCo to  Sabine under Section 5.2 of the Services Agreement shall be set off against and reduce any amount owed or owing by CMI to Sabine under the CMI TUA.

ARTICLE VI
TERM; SEVERAL OBLIGATIONS

6.1 Term

.  The term of this Agreement shall be that period of time extending from 9:00 am Central Time in Houston, Texas, on the Effective Date and continuing until the termination or expiration of the Services Agreement (such period of time being herein called, the “Term”).

6.2 Several Obligations

.  Except as provided in Section 5.2 of the Services Agreement, the obligation to make payments of the Reservation Fee and the Operating Fee and any other costs payable to Sabine under the CMI TUA shall remain the sole obligation of CMI and LNGCo shall have no liability for CMI’s failure to make any such payments to Sabine.

ARTICLE VII
GENERAL PROVISIONS

7.1 Entire Agreement; Amendment; Counterparts

.  This Agreement, the Exhibits hereto and all documents contemplated hereunder constitute the entire agreement between the Parties with respect to the matters set forth herein and therein and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto.  This Agreement may be amended only by written agreement executed by the Parties after the Effective Date.  This Agreement and any modification hereof may be executed and delivered in counterparts, including by a facsimile transmission thereof, each of which shall be deemed an original, but all of which together shall constitute a single Agreement.

7.2 Binding Effect

.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

7.3 Assignment

.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior consent of all other Parties to this Agreement; provided that such consent shall not be unreasonably withheld.

7.4 Severability

.  If any term or provision hereof, or the application thereof to any Person or circumstance, shall to any extent be contrary to any Applicable Law or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by Applicable Law.

7.5 No Waiver

.  No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.

7.6 Publicity

.  Each Party, and its Affiliates and their Representatives, shall not issue any press release regarding the transactions contemplated hereby without the prior approval of, the other Party, in each case such approval not to be unreasonably withheld.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Party from making any disclosure which its counsel deems reasonably necessary in order to fulfill such Party’s or any Affiliate’s obligation under Applicable Law.

7.7 Confidentiality

.  The Parties hereto agree that all information made available by a Party (“Disclosing Party”) to the other Party (“Non-Disclosing Party”) pursuant this Agreement shall be confidential and shall not be disclosed to any third party, except for such information:  (i) as may be or become generally available to the public, (ii) as may be required or appropriate to be revealed in response to any summons, subpoena, request from a Governmental Authority, or otherwise in connection with any Action or to comply with any Applicable Law, order, regulation, ruling, regulatory request, accounting disclosure rule or standard, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the Disclosing Party, if any, in making such disclosure, (iv) as may be furnished to the Non-Disclosing Party’s employees, officers, directors, auditors, attorneys, advisors or lenders, or the employees, officers, directors, auditors, attorneys, advisors or lenders of the Non-Disclosing Party’s Affiliates or agents which are required or instructed to keep the information that is so disclosed in confidence; or (v) as may be disclosed to Counterparties, the Sabine Pass Terminal as required in connection with providing the Services.  The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation.  The Parties agree, because in certain circumstances, money damages would be an inadequate remedy, that a Party shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 7.7.  This Section 7.7 shall survive for one (1) year following any termination of this Agreement.

7.8 Notices and Other Communications

.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

If to Sabine Pass:	Sabine Pass LNG, L.P 700 Milam Street, Suite 800 Houston, Texas 77002 Phone: 713.375.5000 Fax: 713.375.6160 Attention: Contract Administration
If to CMI:	Cheniere Marketing, LLC 700 Milam Street, Suite 800 Houston, TX 77002 Phone: 713.375.5000 Fax: 713.375.6160 Attention: Contract Administration
If to LNGCo:	JPMorgan LNG Co. 700 Louisiana Street, Suite 1000 Houston, TX 77002 Phone: 713.236.3000 Fax: 713.236.5000 Attention: LEGAL (Contract Administrator)

or to such other address or addresses as the Parties may from time to time designate in writing.

7.9 Governing Law; Venue

.  The Parties agree that this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws (whether of the State of New York or any other jurisdiction).

7.10 JURY TRIAL WAIVER

.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

7.11 Third Parties»

.  This Agreement confers no rights, benefits, duties, obligations or liabilities whatsoever upon any Person other than Sabine, LNGCo and CMI and does not create, and shall not be interpreted as creating, any standard of care, duty or liability to or for the benefit of any Person other than the contractual duties provided expressly in this Agreement of each Party to the other Party hereto.

7.12 Time of Essence

.  With regards to all obligations set forth herein, time is of the essence.

7.13 Multiple Counterparts

.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and signature pages hereto may be delivered by telecopy or other electronic or digital transmission method.

7.14 Headings

.  The headings used for the Articles and Sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby.

                                                    SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc. its general partner
By:	/s/ Charif Souki
Name: Charif Souki
Its: Chief Executive Officer

                                                    CHENIERE MARKETING, LLC

By:	/s/ H. Davis Thames
Name: H. Davis Thames
Its: President

                                                    JPMORGAN LNG CO.

By:	/s/ Paul J. Posoli
Name: Paul J. Posoli
Its: President

Signature Page to Tri-Party Agreement